Exhibit 10.1

FIRST AMENDMENT TO

SERVICE AGREEMENT

This FIRST AMENDMENT TO SERVICE AGREEMENT (the “First Amendment”) is made and entered into this 17 day of November, 2016, by and among Global Water Management, LLC (“FATHOM”) and GLOBAL WATER, LLC, a Delaware limited liability company (“GW, LLC”); CP WATER COMPANY, LLC, an Arizona limited liability company; GLOBAL WATER – SANTA CRUZ WATER COMPANY, LLC, an Arizona limited liability company; GLOBAL WATER – PALO VERDE UTILITIES COMPANY, LLC, an Arizona limited liability company; WATER UTILITY OF NORTHERN SCOTTSDALE, LLC, an Arizona limited liability company; WATER UTILITY OF GREATER TONOPAH, LLC, an Arizona limited liability company; VALENCIA WATER COMPANY, LLC, an Arizona limited liability company; and WILLOW VALLEY WATER CO., LLC, an Arizona limited liability company (collectively the “Customer”), collectively the “parties.”

WITNESSETH:

WHEREAS, FATHOM and the Customer entered into that certain SERVICE AGREEMENT, dated June 5, 2013 (the “Agreement”);

WHEREAS, FATHOM and Customer wish to amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

Section 1.The first clause of Section 2.2 of the Agreement is hereby amended to read as follows: “The Access granted by this Agreement is for the period beginning on the Effective Date and ending on December 31, 2026 (the “Initial Period”) . . .”

Section 2.Exhibit A of the Agreement is hereby deleted and replaced with Exhibit A attached hereto.

Section 3.Exhibit B of the Agreement is hereby deleted and replaced with Exhibit B attached hereto.

Section 4.Exhibit C of the Agreement is hereby deleted and replaced with Exhibit C attached hereto.

Section 5.Exhibit D of the Agreement is hereby deleted and replaced with Exhibit D attached hereto.

Section 6.Exhibit E of the Agreement is hereby deleted and replaced with Exhibit E attached hereto.

Section 7.A new Exhibit F is hereby added to the Agreement in the form of Exhibit F attached hereto.

Section 8.FATHOM agrees that Customer has satisfied all of its obligations pursuant to Section 15.3 of the Agreement with respect to all sales of private regulated utilities prior to the date hereof.

Section 9.The parties agree that Section 15.3 shall not apply to sales of private regulated utilities occurring after June 5, 2023 and no increase in fees negotiated pursuant to Section 15.3 shall take into account time periods after June 5, 2023.

Section 10.FATHOM agrees to perform all of the obligations of GWRI contained in the TSA and the Contract for the Collection of Accounts between the Valencia Water Company and the Town of Buckeye dated January 17, 1989.

Section 11.In the event that on or prior to December 31, 2020, any private regulated utility company with customers becomes a new direct or indirect subsidiary of GW, LLC and thereby a party to this Agreement, FATHOM agrees that it will not charge any implementation or other similar fee in connection with the addition of the new customers other than the then applicable monthly fee.

Section 12.FATHOM acknowledges that this First Amendment will be filed as an exhibit to GWRI’s reports with the Securities and Exchange Commission.  In addition, notwithstanding any other provision of the Agreement or any other agreement by or between the parties, GWRI and the Customer may disclose this First Amendment, the Agreement and any future amendments to the Agreement to the extent such disclosure is required by applicable law.

Section 13.Except as otherwise amended by this First Amendment, all other terms and conditions of the Agreement shall remain in full force and effect. Any reference in the Agreement or this First Amendment to the Agreement shall mean the Agreement, as amended by this First Amendment.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date first set forth above.

Global Water, LLC a Delaware limited liability company By: /s/ Ron Fleming Name: Ron Fleming Its: Manager Date: November 15, 2016	Global Water Management, LLC a Delaware limited liability company By: /s/ Normund Vitols Name: Normund Vitols Its: Chief Financial Officer Date: November 17, 2016
CP Water Company, LLC an Arizona limited liability company By: /s/ Ron Fleming Name: Ron Fleming Its: Member Date: November 15, 2016	Global Water – Santa Cruz Water Company, LLC an Arizona limited liability company By: /s/ Ron Fleming Name: Ron Fleming Its: Member Date: November 15, 2016
Global Water – Palo Verde Utilities Company, LLC an Arizona limited liability company By: /s/ Ron Fleming Name: Ron Fleming Its: Member Date: November 15, 2016	Water Utility of Northern Scottsdale, LLC an Arizona limited liability company By: /s/ Ron Fleming Name: Ron Fleming Its: Member Date: November 15, 2016

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Water Utility of Greater Tonopah, LLC an Arizona limited liability company By: /s/ Ron Fleming Name: Ron Fleming Its: Member Date: November 15, 2016	Valencia Water Company, LLC an Arizona limited liability company By: /s/ Ron Fleming Name: Ron Fleming Its: Member Date: November 15, 2016
Willow Valley Water Co., LLC an Arizona limited liability company By: /s/ Ron Fleming Name: Ron Fleming Its: Member Date: November 15, 2016

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Exhibit A

Schedule of Selected Services and Fees

This schedule defines the fees to be paid by Customer to FATHOM under this Agreement.

1.Capital Improvement Project Fee.

The Capital Improvement Project Fee is a one-time fee based on providing the required equipment and non-recurring deliverables described in Exhibit A. The total Capital Improvement Project Fee shall be $10,867,100 and will be paid as detailed below, dependent upon the fee type.  Taxes are not included in the Capital Improvement Project Fee; any applicable taxes will be paid by the Customer.

Fee Type	Fee Basis
FATHOM Services

Milestone Based – Fees are billable based on completed milestones of the contract as follows:

Contract Signing – (upfront payment) $2,100,000

Delivery of Propagation Study- $250,000

Delivery of Project Work Plan- $250,000

Percentage Complete – The remainder of the FATHOM Services Fees are billable on a percent complete basis for Equipment Installations, as described below.

Third Party Expenditures (Fees charged for equipment and services received from third party vendors as part of implementation.)	As Incurred – Fees are billable upon issuance of purchase orders from FATHOM to Third Party suppliers for goods and services Title to the equipment transfers to Customer upon delivery.
Equipment Installation

Percentage Complete – Fees calculated by dividing the installed water meters for the period by the total number of water meters to be installed, invoiced monthly.

A $1,400,000 retention will be withheld from the FATHOM Equipment Installation Services Fees until completion and acceptance of the AMI Capital Project, which shall occur at the completion of the 30-day performance testing.  No retention is withheld from Milestone Based fees.  The retention shall be paid net 45 from date of invoice.]

The Contract Signing payment of $2,100,000 is due immediately upon receipt of invoice.  All other payments are due within thirty (30) days from the invoice date.

Exhibit A

Schedule of Selected Services and Fees

2.Recurring Services Fees.

The Recurring Services Fees will be billed monthly based on the number of Managed Accounts as follows, beginning on January 1. 2017.  Customer shall pay a recurring fee of $7.79 per managed account for November and December of 2016.

“Managed Account” means an account that either (i) is actively being billed by FATHOM under this Agreement or (ii) has been previously billed by FATHOM under this Agreement and either has a move out date or has been provided a final invoice within the previous 12 months.

Fee Type	Monthly Fee	Adjustments
Software as a Service: FATHOM Prime FATHOM U2You AMS CIS Managed Services – Revenue Management and Customer Care GIS	$6.24 per Managed Account per month

Inflation Adjuster: The monthly fee of $6.24 per Managed Account per month shall be subject to an increase each year that is equivalent to the CPI factor for the region. No annual CPI increase shall be greater than 5%, unless FATHOM validates the uncontrollable direct or indirect costs have increased greater than 5%. Once validated, such costs can be adjusted to reflect the true cost.

Recurring Services Fees payments are due within fifteen (15) days from invoice date.

All Recurring Services Fees shall be adjusted annually on January 1st based on the 12-Month change in the Consumer Price Index – United States City Average – for All Urban Consumers and all Items published by the United States Department of Labor, Bureau of Labor Statistics (the “Index”) per the Index for the month of July immediately prior to the annual adjustment date for the then-current adjustment period.  Written notification of the adjustment will be provided to the Client by October 1st immediately prior to the annual adjustment date for the then-current adjustment period.  The adjustment will be negotiated each year based on the documentation provided by FATHOM. No annual Index increase shall be greater than 5%, unless FATHOM validates the uncontrollable direct or indirect costs have increased greater than 5%. Once validated, such Recurring Service Fees can be adjusted to reflect the true cost.

Exhibit A

Schedule of Selected Services and Fees

The first adjustment will occur on January 1, 2018.

If the Index is discontinued or revised during the Term, such other government index or computation with which it is replaced shall be utilized, and modified as necessary, to obtain substantially the same result as would have been obtained if the Index had not been discontinued or revised. Annual adjustments will be calculated based on the prior year’s Recurring Services Fees, plus the inflation adjuster as described above. At no point will any change result in a reduction of fees.

Exhibit B

Support Services

1. COVERAGE

FATHOM shall provide Support Services for the use of the Access, including all modifications created by FATHOM whether or not they are exclusive to Customer, until any such Support Services are terminated or discontinued by FATHOM. The Support Services to be provided by FATHOM shall not include (a) support of software operation on equipment not identified by FATHOM as a supported device, (b) support of software not supplied by FATHOM, (c) support of software not properly used or used in an operating environment not supported by FATHOM, or (d) support of business processes not identified during the implementation of the project.  FATHOM will provide periodically updated lists of supported devices and operating environments.  Customer shall designate those employees of Customer who shall be authorized to contact FATHOM for provision of Support Services, and shall maintain and provide FATHOM with an updated listing of employees, including their telephone, fax and e-mail addresses. Only those employees so designated by Customer shall contact FATHOM for the provision of Support Services. In addition, FATHOM shall designate those employees of FATHOM who Customer may contact for provision of Support Services, and shall maintain and provide Customer with an updated listing of employees, including their telephone, fax, and e-mail addresses.

Exhibit C

Contacts

CUSTOMER PROJECT MANAGER

Jon Corwin

General Manager

21410 N. 19th Avenue, Suite 220

Phoenix, AZ 85027

Phone: 480-360-7775

Fax [Insert Fax]

Email jon.corwin@gwresources.com

CUSTOMER IT PROJECT MANAGER

Cosme Borunda

21410 N. 19th Avenue, Suite 220

Phoenix, AZ 85027

Phone:480-360-7775

Fax:[Insert Fax]

Email:cosme.borunda@gwresources.com

FATHOM PROJECT MANAGER

John Vlaicevic

FATHOM

21410 N. 19th Avenue, Suite 201

Phoenix, AZ 85027

Phone:602-710-0502

Fax:[Insert Fax]

Email:john.vlaicevic@gwfathom.com

FATHOM IT PROJECT MANAGER

Thomas Martin

FATHOM

21410 N. 19th Avenue, Suite 201

Phoenix, AZ 85027

Phone:816-804-6260

Fax:[Insert Fax]

Email:thomas.martin@gwfathom.com

25003541

Exhibit D

Scope of Services

Scope of Services -

FATHOM services will be provided in accordance with our then current FATHOM Operations Scope of Service (SOS) document―summarized below as key deliverables and responsibilities. Customer shall never have a lower level of service with less deliverables and/or responsibilities than what is specified herein, unless Customer gives its express written authorization, which shall not be unreasonably withheld.   Additionally, any changes to the SOS document must not prevent Customer from meeting its legal obligations as set forth in federal, state or local laws, rules or ordinances or as set forth in a regulatory order applicable to Customer. In the event of any conflict between this document and the SOS document, the SOS will control, unless it is a specific contractual term.  The SOS may be updated during the life of the contract to incorporate additional industry best practices as they become available.  If requested by Customer, any modifications and/or additional services requested may be subject to additional fees.  Some line items below refer to specific sections of the SOS.  The SOS will be made available upon request, and Customer will be notified of all material modifications in advance of their implementation to the extent reasonably possible.

Advanced Metering Infrastructure

FATHOM will supply and install an Advanced Metering Infrastructure solution for the Customer, prior to April 30, 2017. The following outlines the key deliverables and responsibilities for the project. Any modifications and/or additional services requested may be subject to additional fees.

FATHOM will enable the optimal operation of an Advanced Metering Infrastructure solution for all regulated utility subsidiaries of Customer though the use of FATHOM’s meter data management solution, FATHOM Prime as described in the FATHOM Prime User Guide.

The AMI solution will have a warranty equal or greater than the warranty provisions in the manufacturer’s warranty, and Customer will be listed as the owner and beneficiary of such warranty.  The enhanced warranty provisions will be provided in the project plan.

Equipment Deliverables:

FATHOM will provide and install the AMI Network with drive-by and AMI capabilities from a manufacturer approved by Customer, including the following equipment as part of the AMI system (actual quantities will be validated during the development and approval of the project plan and appropriate adjustments to quantities and the total Capital Improvement Project Fee will be made):

E1)	2,072 – 5/8” x 3/4” Positive Displacement Water Meter Assemblies with Encoder Register and Endpoint
E2)	14,620 – 3/4” Positive Displacement Water Meter Assemblies with Encoder Register and Endpoint

Exhibit D

Scope of Services

E3)	156 – 1” Positive Displacement Water Meter Assemblies with Encoder Register and Endpoint
E4)	2,017 – Encoder Registers and Endpoints for Retrofit
E5)	170 Endpoints only for Retrofit
E6)	12 – Solar Powered Data Collectors with Cell Phone Based Backhaul, inclusive of new cabling and antennas, and cellular gateways if required
E7)	AMI Manufacturer Software

Project Management Deliverables:

PM1)

A Project Work Plan and Schedule will be developed and presented to Customer for approval prior to starting work. Project schedule and any material changes will be updated monthly during implementation. Delays in the approval of the Project Work Plan and or Schedule may result in delays in the project completion date.

PM2)	Weekly calls with Customer-assigned project manager during implementation
PM3)	Monthly Onsite Project Management Meetings at Customer site as needed during implementation, with written agendas and meeting notes

Project Deliverables:

P1)	Customer’s customer Education and Outreach Plan
1)	Includes one mass mailing, to be approved by Customer
2)	Frequently asked questions handout and/or website postings, to be approved by Customer
P2)	Customer Management Project Package
1)	Customer most frequently asked questions package
P3)

AMI Network propagation study.  In the event that the criteria defined in paragraphs P8 and P9 of this AMI section cannot be met with the 12 collector configuration, additional collectors will be added to the network as needed to meet the P8 and P9 criteria.  Customer will be responsible for the cost of procuring and installing the collectors.

P4)	Meter exchange process documentation and sign-off document
P5)	Extranet site for Support Desk Access via ticket system
P6)	System Training
1)	AMI Module Repair and Replacement Training
2)	AMI/AMR Software Training
3)	Customer Portal and Reporting System Training
4)	Electronic Work Order Training

Exhibit D

Scope of Services

P7)	Data Collector Installation Plan and Inspection
P8)

Verification report showing that 99% of AMI modules have successfully reported at least one billable read within the 25 day time period.  The verification report shall exclude any outstanding work orders or installations that have been photo verified to meet manufacturers installation recommendations.

P9)

Verification reports showing that 99% of AMI modules have successfully reported at least one billable read within the 25 day time period shall be reviewed with Customer in the first, third and tenth month after completed installation.

RECURRING DELIVERABLES FOR LIFE OF CONTRACT

R1)	Monthly Customer Portal (FATHOM Prime) Analytics
R2)	User log-in and security configuration, provided as needed
1)	User log-in configuration changes are requested by Customer by creating a System Access Request (SAR) in the Customer help desk portal.
2)	[SOS #22] Log-in security is provided as described in the SOS chapter 22.
R3)	Meter Data Management

Meter Data Management (MDM) capability will be provided through FATHOM Prime in accordance with the FATHOM Prime User Guide.  The FATHOM Prime User Guide includes the description of functionality that is not included in this Scope of Services or Agreement.  Those functions not included are:

1)	Water Balancing & Reporting
2)	Meter Verification & Data Collection Tool
3)	Revenue Assurance Analytics
R4)

Meter Accuracy and Warranty Management will be provided in accordance with the Meter Accuracy and Warranty Management section of the FATHOM Prime User Guide. Meter install date, meter size, meter manufacturer, meter serial number, meter type, and MTU install date will all be included. Additionally, a separate field to track register replacements will be provided so that it is distinguishable from meter replacements. FATHOM will maintain this data for every meter, register, and MTU following completion of the AMI project.

R5)	Software maintenance for FATHOM Prime

The maintenance / renewal protocol for software is divided into Scheduled Routine, Scheduled Non-Routine and Emergency standards.

Scheduled Routine

All Scheduled Routine maintenance will be performed by FATHOM IT personnel on the second Saturday of each calendar month.  Notice of the impending maintenance will be provided by FATHOM IT personnel through email to a Utility representative at least 72 hours in advance of the scheduled event.  In addition, a message will be displayed on the U2YOU Home Page. Please be advised that U2You systems may experience intermittent downtime for the duration of

Exhibit D

Scope of Services

the maintenance.

Scheduled Non-Routine

All Scheduled Non-Routine maintenance will be performed by FATHOM IT personnel outside of normal working hours.  Notice of the impending maintenance will be provided by FATHOM IT personnel through email to a Utility representative at least 24 hours in advance of the scheduled event.  In addition, a message will be displayed on the U2YOU Home Page. Please be advised that U2You systems may experience intermittent downtime for the duration of the maintenance.

Emergency maintenance

Any outage is classified as an emergency.  If the utility recognizes a problem deemed to be an emergency, FATHOM Operational Support should be contacted immediately.  An Operational Support representative will respond as soon as possible. Emergency maintenance will be performed by FATHOM IT personnel as soon as reasonably possible.  Notice of the impending maintenance will be provided by FATHOM IT personnel through email to a Utility representative in advance of the scheduled event.  In addition, a message will be displayed on the U2YOU Home Page. Please be advised that U2You systems may experience intermittent downtime for the duration of the maintenance.

Software maintenance for FATHOM Prime

Scheduled Routine, Scheduled Non-Routine and Emergency maintenance will be performed by FATHOM from time to time, at FATHOM's discretion, to subscribers of Support Services for:

1)	Fixes to errors & bugs;
2)	Updates;
3)	New features and/or enhancements contained within new releases
4)	New releases; and
5)	New versions of the software and/or Platform

During the Term, FATHOM will make reasonable efforts to provide prior notice to Customer of any modifications FATHOM intends to make to the FATHOM Platform that would have a material adverse effect upon, or otherwise materially degrade, the FATHOM Platform. If Customer objects to any such modifications, then the parties will negotiate in good faith an appropriate resolution to such objection.

Maintenance releases contain proprietary and confidential information and are provided to Customer for Customer's internal use only, subject to the same restrictions and limitations as provided in the Agreement with respect to confidential information.

R6)	Daily work order generation based on MDM queries

Work orders are created for Customer in AMS for issues discovered by FATHOM through the use of FATHOM Prime’s MDM capabilities.  FATHOM will generate work orders for the Customer to investigate, repair or replace non-collector equipment as necessary based on the analysis of Prime MDM data.

Exhibit D

Scope of Services

R7)	Monthly reads loaded into the billing system for billing.
R8)	Quarterly review of AMI system performance

During each Quarterly Business Review, the Client Success Manager assigned to Global Water Resources, Inc. will conduct quarterly business reviews of AMI system traffic and performance metrics.  This will include all verification reports on FATHOM performance guarantees

R9)	AMI System Monitoring & Return Management Process

FATHOM will act diligently to monitor, troubleshoot, and provide expert oversight and consultation as described below for the Customer AMI network provided by FATHOM through this Agreement.  For avoidance of doubt, FATHOM is not responsible for and does not agree to provide these services for any AMI system infrastructure procured or installed outside of a utility contemplated in this Agreement.

1)	Monitor and identify equipment issues through FATHOM Prime MDM reporting or analytics.
i)

FATHOM is responsible for initiating a field investigation for the Customer to repair or replace registers/endpoints as necessary based on the monitoring services provided.  FATHOM shall then facilitate the warranty transaction between Manufacturer and Customer based on the outcome of the Customer’s findings in the field investigation.

a)	Register/Endpoint repair and/or replacement to ensure operation in accordance with equipment warranties.
ii)

FATHOM is responsible for initiating a field investigation to repair or replace collectors as necessary based on the monitoring services provided.  FATHOM shall then facilitate the warranty transaction between Manufacturer and Customer based on the outcome of the FATHOM’s findings in the field investigation.

a)	Data Collector repair and/or replacement to ensure network operation in accordance with equipment warranties.

iii)	All costs related to the necessary repair or replacement of the AMI system equipment, not covered by OEM equipment warranties, will remain the responsibility of the Customer. In addition,
a)	Shipping costs related to warranty repairs or replacements shipped to the Manufacturer will remain the responsibility of the Customer.
b)	Shipping costs related to warranty repairs or replacements returned to the Customer will remain the responsibility of the Manufacturer.

2)

FATHOM facilitates the warranty management process for the Customer – we track warranty quantities, we maintain the necessary relationships and have key contacts we leverage on Customer’s behalf and we own the communication process, providing updates to stakeholders. In general, the following process will be used for warranty management

Exhibit D

Scope of Services

(subject to change based on FATHOM best practices):
i)	Customer will contact FATHOM to notify us of their intention to send back applicable units under warranty (data collectors will be handled by FATHOM).
ii)	Return Material Authorization (RMA) form is completed by Customer and FATHOM submits to the manufacturer.
iii)	FATHOM takes point and handles all communications and other questions regarding warranty from both the Customer and the manufacturer.
iv)	Manufacturer approves the RMA form and returns form to FATHOM.
v)	FATHOM submits form back to Customer for inclusion with other warranty information for ID match and verification and shipping purposes.
vi)	The Customer ships items directly to the manufacturer.
vii)	Manufacturer will send back applicable warranty items to the Customer.
R10)

Should a head-end system be available from the AMI system OEM, FATHOM will allow Customer direct access to that system.  FATHOM may or may not use the OEM’s head-end system in the performance of this contract at FATHOM’s sole discretion.

In the event of a discrepancy between FATHOM Prime and the OEM head-end system, FATHOM Prime is the system of record used in the performance of the Agreement.  FATHOM makes no guaranties or warranties on the accuracy of the data, system performance, or any other aspect of the OEM head-end system software.

R11)

AMI Service Level Objective
These AMI SLOs will initiate upon the completion if the AMI project. The FATHOM system is an “eventually consistent” distributed computing system. As such this precludes a 100% data match guarantee at any given moment for reporting and auditing since multiple systems are making multiple updates at any given moment. The “eventually consistent” computing model guarantees anti-entropy and reconciliation if no new updates to systems are made.

Once every week, FATHOM will provide for a comparison reporting spot checking a minimum of 25% of the weekly raw read population and ensure the data matches between the headend system and FATHOM data store.  Should this spot check fail to match greater than or equal to 95% of the raw reads between the headend and the FATHOM data store then FATHOM shall review 100% of all reads for the week, within 72 hours. In the event FATHOM fails to achieve this SLO, the AMI SLA shall be considered breached, and Customer shall receive a service credit of 5% of the FATHOM Prime fee for that month per occurrence.  In no circumstance shall the service credits exceed 15% of the total FATHOM Prime fee for that month.

Once every week, FATHOM will provide for a comparison reporting spot checking of consumption data on a minimum of 25% accounts between FATHOM Prime and FATHOM U2You.  This comparison will exclude read data that FATHOM knows or believes to be incorrect or corrupted.  Should this spot check fail to match 98% of the consumption then FATHOM shall undergo a review of 100% of all accounts in FATHOM U2You and FATHOM Prime for the week, within 72 hours. In the event FATHOM fails to achieve this SLO, the AMI SLA shall be considered breached, and Customer shall receive a service credit of 5% of the FATHOM Prime fee for that month per occurrence.  In no circumstance shall the service credits exceed 15% of the total FATHOM Prime fee for that month.

Exhibit D

Scope of Services

The service credit may be applied towards additional services (not recurring fees) procured from FATHOM by Customer.

Exhibit D

Scope of Services

Scope of Services –

Utility Billing

FATHOM will guarantee the execution of the customer care and utility billing operation for all regulated utility subsidiaries of Customer. The following outlines the key deliverables for the life of the contract:

PROJECT DELIVERABLES:

P1)

Customer is granted access to directly use the customer information system solution in accordance with Section 2.0 Access of the Agreement.  Customer’s access and use of the CIS is not supported by FATHOM.  Customer may request support for an additional fee.  Customer’s access is being provided to support counter service and reporting functions including but is not limited to:

1)	The ability to create service work orders,
2)	Use and maintain the back flow protection database (for clarity, back flow protection is not a service or function provided by FATHOM in this Scope of Services).

Additionally, FATHOM will continue to provide the monthly backups by 9 am on the 3rd business day of each month.

P2	[SOS #24] FATHOM customer portal (U2You) for Customer's customers with access to the following:
1)	Account Information
i)	Account Details
ii)	Account Balance
iii)	Billing History
iv)	Payment History
v)	Usage History
vi)	Customer Service
vii)	Report a Problem
2)	Bill Payment
i)	Credit or debit card
ii)	Checking account
iii)	Sign up for automatic payments
3)	Notifications (to be sent via text/SMS, email or FATHOM App)
i)	Bill Ready
ii)	Bill Past Due
iii)	Customer-set Consumption Threshold
iv)	Customer-set Bill Amount Threshold (future deliverable)
4)	Customer Messaging
P3)	[SOS #25] FATHOM Mobile
Customer’s customers can view their historic bills, pay a bill, review account balances and metered usages using the FATHOM Mobile application.

Exhibit D

Scope of Services

P4)	FATHOM utility administration portal for Customer with access to the following:
1)	Customer Care Information
i)	Customer and account details including but not limited to usage, billing and payment history in the U2You administration portal
P5)	[SOS #18 with qualification] Reporting

A specific list of custom reports, developed by FATHOM and noted below, will be provided to the utility on a monthly basis.  In addition, other custom monthly and one-time ad hoc reports can be developed and delivered for an additional charge.  The standard reports specified in SOS #18 will not be delivered.

1)	Customized Monthly Reporting Package to be delivered by 9 am on the 3rd business day of each month and in no circumstance later than the end of the 5th day of the month, except as noted below.
i)	Customer Total Accounts Detail (detail listing of customer/accounts and services)
ii)	Customer Total Accounts Schedule (summarization of the Customer Total Accounts Detail report)
iii)	Account Totals for Compliance (detailed list of all active connections Customer uses for compliance reporting)
iv)	Connection Totals by System (count of connections attached to each water system)
v)	Customer Billed Consumption (WUDS) (Detail list of all charges with consumption amounts without Raw Water or Recycled Water)
vi)	Customer Billed Consumption (WUDS) (Detail list of all charges with consumption amounts) – to be delivered by the 8th business day of the month
vii)	WUDS Billed Consumption Detail (Detail list of water charges with consumption amounts) – to be delivered by the 8th business day of the month
viii)	Santa Cruz 13 Month Consumption (Breaks down the last 13 months of consumption by type) – to be delivered by the 8th business day of the month
ix)	Customer Zero Reads (A list of all accounts that had zero consumption for the month)
x)	Detail by Transaction
xi)	Meter Bill Codes
xii)	Deposit Interest
xiii)	Deposit Water
xiv)	A/R Aging
xv)	Block Summary report
xvi)	Read file with actual meter read data
xvii)	Bill date and due date report
2)	Annual Reports The following reports will be provided to Customer on an annual basis:
i)	Customer Meters
ii)	Water company plant description and quantities by type for each public water supply system.

Exhibit D

Scope of Services

iii)	Wastewater company plant description and quantities by type for each wastewater system.

Within 30 days of Customer’s addition on a new Public Water and/or Wastewater System or new utility acquisition, FATHOM and Customer will develop a change order for a mutually agreed upon scope and delivery schedule for the report(s) set up. FATHOM will charge a mutually agreed, one time set up fee for the reports.  If Customer adds a public water supply or waste water system(s) through the acquisition of new utilities, the scope, schedule, and report set up fee will be included in the implementation fees for that new utility.

3)	Year End Audit support

FATHOM will provide commercially reasonable support for annual audit requests related to revenue verification, which will only include copies of customer checks received or other audit required documents that cannot be retrieved by Customer directly.  The SLA on each request will be 48 business hours unless otherwise mutually agreed.  If the required support exceeds what is agreed to be commercially reasonable, Customer will be charged FATHOM’s then current hourly rate for the exceeding hours.

4)	Ad hoc (one-time) reports

Ad hoc reports can be developed based upon a written request stipulating requirements in the form of a template or spreadsheet.   Based upon the complexity of the reports, additional development time may be required.  A one-time fee will be assessed for an ad hoc report.

5)	Custom reports

Additional custom monthly reports can be developed, run and delivered based upon business objectives.  Based upon the complexity of the reports, additional development time may be required.  FATHOM offers a package of four (4) additional monthly custom reports for a separate monthly fee.

P6)	[SOS #12] Electronic “help-desk” ticketing system.

Customer’s operational staff members enter tickets here for feedback and/or action on questions, concerns and requests that are operational in nature. (including customer service, billing, field activities, accounting, IT issues, and new user requests).

P7)	[SOS #19] Access to electronic file-sharing site (FTP, drop box, or similar) for read files and reporting
1)	Monthly reporting packages are currently uploaded by FATHOM to SharePoint, where Customers can view and export if needed.
2)	Customer will upload completed meter read files to be retrieved by FATHOM’s Revenue Management department for use in cycle billing.
P8)	FATHOM will perform in accordance with the Information Technology Service Level Agreement provided in Exhibit F.
P9)	Disaster Recovery Documentation

Exhibit D

Scope of Services

FATHOM will provide protection against disasters involving complete system failures and/or the destruction of main computing environment. Complete documentation will be provided at least annually in support Customer’s own audit requirements, and is available upon request.

RECURRING DELIVERABLES FOR LIFE OF CONTRACT:

R1)	Monthly Customer Portal (U2You) Analytics
R2)	User log-in and security configuration
1)	User log-in configuration changes are requested by Customer by creating a System Access Request (SAR) in the Customer help desk portal.
2)	[SOS #22] Log-in security is provided as described in the SOS chapter 22.
R3)	[SOS #23] Software maintenance

Software maintenance is performed to correct errors, enhance capabilities, delete obsolete capabilities and optimize the FATHOM system. During the Term, FATHOM will make reasonable efforts to provide prior notice to Customer of any modifications FATHOM intends to make to the FATHOM Platform that would have a material adverse effect upon, or otherwise materially degrade, the FATHOM Platform. If Customer objects to any such modifications, then the parties will negotiate in good faith an appropriate resolution to such objection.

The maintenance / renewal protocol for software is divided into Scheduled Routine, Scheduled Non-Routine and Emergency standards.

Scheduled Routine

All Scheduled Routine maintenance will be performed by FATHOM IT personnel on the second Saturday of each calendar month.  Notice of the impending maintenance will be provided by FATHOM IT personnel through email to a Utility representative at least 72 hours in advance of the scheduled event.  In addition, a message will be displayed on the U2YOU Home Page. Please be advised that U2You systems may experience intermittent downtime for the duration of the maintenance.

Scheduled Non-Routine

All Scheduled Non-Routine maintenance will be performed by FATHOM IT personnel outside of normal working hours.  Notice of the impending maintenance will be provided by FATHOM IT personnel through email to a Utility representative at least 24 hours in advance of the scheduled event.  In addition, a message will be displayed on the U2YOU Home Page. Please be advised that U2You systems may experience intermittent downtime for the duration of the maintenance.

Emergency maintenance

Any outage is classified as an emergency.  If the utility recognizes a problem deemed to be an emergency, FATHOM Operational Support should be contacted immediately.  An Operational Support representative will respond as soon as possible. Emergency maintenance will be

Exhibit D

Scope of Services

performed by FATHOM IT personnel as soon as reasonably possible.  Notice of the impending maintenance will be provided by FATHOM IT personnel through email to a Utility representative in advance of the scheduled event.  In addition, a message will be displayed on the U2YOU Home Page. Please be advised that U2You systems may experience intermittent downtime for the duration of the maintenance.

Software maintenance for Utility Billing

Scheduled Routine, Scheduled Non-Routine and Emergency maintenance will be performed by FATHOM from time to time, at FATHOM's discretion, to subscribers of Support Services for:

1)	Fixes to errors & bugs;
2)	Updates;
3)	New features and/or enhancements contained within new releases
4)	New releases; and
5)	New versions of the software and/or Platform

R4)	[SOS #2] Provide monthly billing services for water and wastewater accounts to include;
1)	Monthly reads loaded into the billing system for billing
2)	Review and processing of billing in accordance with SOS #2.
3)	Green collections management campaign, limited to mailed disconnect notices, disconnect service orders, and daily outbound IVR communications
4)	Customer notification messages on the bills, up to twelve unique messages per year (SOS #4)
5)

Provide up to 12 unique billing inserts per year (Customer to provide inserts as 8.5 x 11 inch or 1/3 page inserts).  Additionally, the Consumer Confidence Reports are included and do not count towards the twelve per year limit.

6)

Deposit management, which includes the proper application of deposits to customer accounts in accordance with Title 14, Article 4 of the Arizona Administrative Code R14-2-403 and R14-2-603 Establishment of Service B. Deposits as amended, and the ongoing reimbursement of such deposits in accordance with such standards.

R5)	[SOS #19] Provide Customer a portal for uploading and downloading any data collection activities
R6)	[SOS #20] Support and management of payment interfaces & processes
1)	Paperless Billing
2)	Pay by phone
3)	Pay by mail
4)	Pay by credit or debit card
5)	Pay locally
6)	Pay by electronic check
7)	Pay by ACH
R7)	Manage the following processes in accordance with Title 14, Article 4 of the Arizona Administrative Code as amended:
1)	[SOS #9] Late fees

Exhibit D

Scope of Services

2)	[SOS # 17] Other fees
3)	[SOS #17] After hours customer callbacks
4)	[SOS #16] Bankruptcies
5)	[SOS #16] Payment arrangements
6)	[SOS #20] Unapplied Payments
R8)	[SOS #24 and #25] Support and management of customer internet site for account access to:

Presentment of Customer’s customer consumption data will be provided through FATHOM U2You, including:

1)	Online customer access via web or smartphone
2)	Simplified login and account creation
3)	Customer self-service - account and usage management
i)	Account information
ii)	Payments
iii)	Bill history
4)	Presentment of hourly, daily, weekly and monthly consumption given data availability
5)	Usage history
6)	User-configurable consumption and leak alerts
7)	Report an issue

Custom announcements to customers on the internet site. FATHOM will create up to six unique messages per year. Additionally, the utility will be provided access to a text box wherein they can control specific utility messaging on the main page.

R9)

[SOS #5] Support and management of the electronic work order system (excluding field equipment) and the following work orders to support customer care and field customer service.  Work Order capability will be provided as described in the user documentation for the version of AMS solution in use by FATHOM at the time.

1)	AMR Repair
2)	Billing Field Investigation
3)	Compliance
4)	Disconnect for Non-Compliance
5)	Disconnect
6)	Meter Equipment Exchange (sub category selectable)
7)	Register Exchange (sub category selectable)
8)	AMI Equipment Exchange (sub category selectable)
9)	Field Investigation
10)	Final Bill Service Order
11)	Meter Install
12)	Meter Relocation
13)	Meter Test
14)	Reconnect
15)	Meter Repair
16)	Re-Read Meter upon Customer Request
17)	Scheduled Field Investigation
18)	Scheduled Reconnect

Exhibit D

Scope of Services

19)	Scheduled Vacant Account Reactivation
20)	Vacant Account Reactivation
21)	Vacant Account Usage
R10)	Advanced call center support

1)

[SOS #17] Call Center Service Level Objective (SLO)
70% of customer contacts will be addressed within 120 seconds (average of the daily at the end of the month excluding Mondays and Tuesdays after holiday weekends).  If the Call Center SLO is not achieved, a service credit will be applied according to the schedule below.

Call Center Service Level Tier	Service Credit
69.999% - 65%	5% of that month’s Call Center Fee
64.999% - 60%	10% of that month’s Call Center Fee
<60%	15% of that month’s Call Center Fee

The service credit may be applied towards additional services (not recurring fees) procured from FATHOM by Customer.  In no circumstances shall the service credit exceed 15% of that month’s total Call Center fee.

2)

Revenue Management Service Level Objective (SLO)
FATHOM Revenue Management shall maintain an on-time billing SLO of 99% or greater.  If that SLO is not achieved, the following service credit schedule shall apply.

Call Center Service Level Tier	Service Credit
98.999% - 95%	5% of that month’s Revenue Management Fee
94.999% - 90%	10% of that month’s Revenue Management Fee
<90%	15% of that month’s Revenue Management Fee

The service credit may be applied towards additional services (not recurring fees) procured from FATHOM by Customer.  In no circumstances shall the service credit exceed 15% of that month’s total Revenue Management fee.

3)

Call Abandonment Rate Service Level Objective
FATHOM shall maintain a call abandonment rate of not higher than 7% averaged for the month.  This shall be reported to Customer monthly.  If FATHOM fails to achieve the SLO, FATHOM will make a reasonable attempt to diagnose the cause and implement appropriate actions to attempt to restore performance back to the

Exhibit D

Scope of Services

SLO. As the rate is not fully in FATHOM’s control, there is no service level penalty.
4)

Billing accuracy shall be measured based on the ratio of the number of canceled/rebilled bill pairs to the total number of bills.  Canceled/rebilled pairs are defined as those that are reasonably known to have been due to FATHOM data inputs or actions, not those related to customer or client data inputs or actions. FATHOM Revenue Management shall maintain a billing accuracy SLO of 99% or greater.  If that SLO is not achieved, the following service credit schedule shall apply.

Call Center Service Level Tier	Service Credit
99% - 95%	5% of that month’s Revenue Management Fee
<95% - 90%	10% of that month’s Revenue Management Fee
<90%	15% of that month’s Revenue Management Fee

For clarity, a cancelled bill without an associated rebill does not contribute to as an inaccurate bill to the bill accuracy ratio unless there was no re-bill due to it falling outside the 90 day time limit for re-billing.

The service credit may be applied towards additional services (not recurring fees) procured from FATHOM by Customer.  In no circumstances shall the service credit exceed 15% of that month’s total Revenue Management fee.

5)	Provide call recording and call storage of all calls for two years. Call recordings will be provided upon request within two business days.
6)

[SOS #17] After Hours Call Back
Customer calls made by the customer after hours are answered by a third-party operator. The operator will follow a procedure developed in coordination with the Customer to determine emergency calls which need an immediate response or calls that can be handled at a later time. For calls determined to be non-emergencies, Customer Care will place a phone call to those customers who reported an emergency after hours.

R11)	[SOS #26] 24/7 automated interactive voice response (IVR) phone support with functionality to:
1)	Report an emergency
2)	Access general information
3)	Access account information
4)	Make payments
5)	Provide balances & payment history

Exhibit D

Scope of Services

R12)	[SOS #25] Manage and support the FATHOM mobile applications for the Customer's customers
R13)	As needed support for custom report development and delivery (at additional cost).

Exhibit D

Scope of Services

Scope of Services -

Asset Management Services

FATHOM will guarantee the availability of the asset management system for all regulated utility subsidiaries of Customer. The following outlines the key deliverables and responsibilities for the life of the contract:

RECURRING DELIVERABLES FOR LIFE OF CONTRACT:

R1)	Monthly Asset Management System (AMS) Analytics
R2)	User log-in and security configuration provided as needed.
1)	User log-in configuration changes are requested by Customer by creating a System Access Request (SAR) in the Customer help desk portal.
2)	[SOS #22] Log-in security is provided as described in the SOS chapter 22.

R3)	[SOS #23] Software maintenance

Software maintenance is performed to correct errors, enhance capabilities, delete obsolete capabilities and optimize the FATHOM system.

During the Term, FATHOM will make reasonable efforts to provide prior notice to Customer of any modifications FATHOM intends to make to the FATHOM Platform that would have a material adverse effect upon, or otherwise materially degrade, the FATHOM Platform. If Customer objects to any such modifications, then the parties will negotiate in good faith an appropriate resolution to such objection.

The maintenance / renewal protocol for software is divided into Scheduled Routine, Scheduled Non-Routine and Emergency standards.

Scheduled Routine

All Scheduled Routine maintenance will be performed by FATHOM IT personnel on the second Saturday of each calendar month.  Notice of the impending maintenance will be provided by FATHOM IT personnel through email to a Utility representative at least 72 hours in advance of the scheduled event.  In addition, a message will be displayed on the U2YOU Home Page. Please be advised that U2You systems may experience intermittent downtime for the duration of the maintenance.

Scheduled Non-Routine

All Scheduled Non-Routine maintenance will be performed by FATHOM IT personnel outside of normal working hours.  Notice of the impending maintenance will be provided by FATHOM IT personnel through email to a Utility representative at least 24 hours in advance of the scheduled event.  In addition, a message will be displayed on the U2YOU Home Page. Please be

Exhibit D

Scope of Services

advised that U2You systems may experience intermittent downtime for the duration of the maintenance.

Emergency maintenance

Any outage is classified as an emergency.  If the utility recognizes a problem deemed to be an emergency, FATHOM Operational Support should be contacted immediately.  An Operational Support representative will respond as soon as possible. Emergency maintenance will be performed by FATHOM IT personnel as soon as reasonably possible.  Notice of the impending maintenance will be provided by FATHOM IT personnel through email to a Utility representative in advance of the scheduled event.  In addition, a message will be displayed on the U2YOU Home Page. Please be advised that U2You systems may experience intermittent downtime for the duration of the maintenance.

Software maintenance for AMS

Scheduled Routine, Scheduled Non-Routine and Emergency maintenance will be performed by FATHOM from time to time, at FATHOM's discretion, to subscribers of Support Services for:

1)	Fixes to errors & bugs;
2)	Updates;
3)	New features and/or enhancements contained within new releases
4)	New releases; and
5)	New versions of the software and/or Platform

R4)

Evergreen updates to software – including an update to the AMS server’s recent version.  Delivery of this specific upgrade to be documented in the AMI project plan.  The parties agree to notify each other of planned, future software upgrades.

R5)	Uploading and maintenance of new and replacement infrastructure in the GIS database

Fathom shall provide and maintain a web-based interactive GIS viewer with the following functionality

1)	Ability to select various base maps, including basic mapping, aerial photography, and topographic
2)	Access to source documents (as-built drawings, agreements, easements, deed, etc.) via an integrated link
3)	Ability to select attribute layers
4)	Ability to print selected layers and mapping
5)	Ability to export data from attribute tables
6)	Ability to query

Fathom shall provide custom maps of Customer’s existing utilities at Customer’s request.  Fathom and Customer shall mutually agree to a reasonable timeframe for producing custom maps.

Exhibit D

Scope of Services

Fathom shall maintain and update all data contained within the main layers listed below.  Updates shall be performed at Customer’s request with in the timeframes listed below or within the a mutually agreed upon timeframe.

Main Layers:	Update Timeframe:
• Service Address	30 days upon request from Utility
• Potable Water	15 days upon request from Utility
• Wastewater	15 days upon request from Utility
• Recycled Water	15 days upon request from Utility
• Arizona	Annually- first quarter of every new year
• Counties (3rd party data)	Annually- first quarter of every new year
• County Parcels (3rd party data)	Annually- first quarter of every new year
• County Centerlines (3rd party data)	Annually- first quarter of every new year
• CC&N	30 days upon request from Utility
• As-Builts	15 days upon request from Utility
• Deed	15 days upon request from Utility
• Easement	15 days upon request from Utility
• ICFA	15 days upon request from Utility
• LXA	15 days upon request from Utility
• CAPEX Project	15 days upon request from Utility
• Franchise Area	30 days upon request from Utility
• Subdivision/Development	30 days upon request from Utility
• Water Quality Plan Management Plan Area	30 days upon request from Utility
• Public Land Survey System	Annually- first quarter of every new year

Exhibit D

Scope of Services

Customer will electronically submit a request with supporting documentation to update or add data to the GIS database.  This can be done through the AMS software using the Redline tool for updates to existing data or through a ticketing system for new additions.  Since the amount of effort can vary greatly based upon the request FATHOM will review each request as it is submitted and provide an estimate of how long it will take to finish the job.

R6)	Uploading and maintenance of asset documentation, O&M Manuals, Standard Operating Procedures.

Customer will have the ability to upload and maintain documents in the AMS software if Customer chooses to do so, but may rely upon FATHOM to upload documents at a mutually agreed upon scope and delivery pace based on current work load.  In the event that tools in the AMS software are not available to upload and maintain documents then Customer will submit requests in a ticketing system to FATHOM with the document and Asset ID that the document needs to be associated with.  FATHOM will process the request within 7 business days, after which the document will be available for use in the software.

R7)	Standard Asset Management Reporting

Asset Management reports will be available to Customer as described in the user documentation for the version of AMS solution in use by FATHOM at the time.  The predefined reports currently available and accessible by Customer include:

1)	Work Order Listing
2)	Work Order Summary
3)	Work Order Duration
4)	Service Request Listing
5)	Service Request Summary
6)	Inspection Listing
7)	Inspection Summary
8)	Capitalized Labor Report (without salary information)
9)	Utilization Report
10)	Asset Analytics
11)	Asset Condition Score
12)	Work Order Latency (dashboard only)
13)	Overdue Work Orders (dashboard only)
14)	Planned versus Unplanned Work Orders (dashboard only)
15)	Work Order by site or asset class (dashboard only)

Customer may create additional reports using tools provided within the AMS.  Customer may request additional reports from FATHOM for an additional fee.

R8)

Standard Water, Wastewater and Recycled Water Work Orders. Customer will have access to the AMS to create and manage Standard Water, Wastewater and Recycled Water Work Orders for any asset type that has been created in the GIS and integrated into the AMS solution.  Work Order capability will be provided as described in the user documentation for the version of AMS solution in use by FATHOM at the time.

R9)

Customer will be provided access to the FATHOM Development Services web site and the AMS software to pull information from the GIS such as maps and data using the web site’s print data export tool.  FATHOM Development Services will be available to either assist Customer or

Exhibit D

Scope of Services

perform the task at a mutually agreed additional fee.
R10)	Quarterly review of Asset Management System

During each Quarterly Business Review, the Client Success Manager assigned to Global Water Resources, Inc. account to conduct quarterly review of AMS system traffic and performance metrics.  This will include all verification reports on FATHOM performance guarantees.

R11)

One one-day training session per quarter, with an individual who is adequately trained in both the AMS software, and on AMS principles and strategy as they pertain to water and wastewater utility operations.

Scope of Services -

Enhanced Partnership

When reasonably requested by FATHOM and FATHOM is performing in accordance with Agreement and Scope of Services, Customer agrees to support FATHOM with select market and innovation development tasks including but not limited to:

R1)	Testimonials and quotes for articles, brochures, and/or videos.
R2)	Speaking and/or panel discussions at industry conferences.
R3)	Prospective customer references and site visits to Customer’s facilities.
R4)	Participation and input from Customer subject matter experts for the development of business and technological innovation to further advance FATHOM’s solutions and industry thought leadership.
R5)

To provide a test-bed for new innovations from FATHOM and/or FATHOM partners, including those using the FATHOM Store. However, as these innovations often require considerable dedication of resources, both time and money, Customer is under no obligation to provide this test-bed if agreeable terms, in Customer’s sole and absolute discretion, are not established in advance.

Exhibit E

Active Regulated Utilities

Global Water Resources, Inc.

(Delaware “C” Corp)

Global Water, LLC

(Delaware LLC)

Holding Co. for Regulated Utilities

Water Utility of Northern Scottsdale, LLC

(Arizona LLC)

Global Water – Palo Verde Utilities Company, LLC

(Arizona LLC)

Global Water – Santa Cruz Water Company, LLC

(Arizona LLC)

Water Utility of Greater Tonopah, LLC

(Arizona LLC)

E-1

Exhibit F

FATHOM Service Level Agreement (SLA)

1.0	General

This Exhibit F is appended to the Service Agreement between Global Water Management, LLC (FATHOM), Global Water LLC, et al (collectively the “Customer”) dated June 5, 2013, as amended by the First Amendment to Service Agreement dated November   17   2016, and sets out the maintenance and support that FATHOM will provide to Customer for the FATHOM suite of software-as-a-service products.

2.0	Software Service Level Objective
2.1

Uptime.  Uptime is defined as the amount of time during a calendar month that FATHOM is not experiencing Downtime.  During the Term, FATHOM will use commercially reasonable efforts to provide a Monthly Uptime Percentage of at least 99.7% (the “Service Level Objective” or “SLO”).

2.2

Downtime.  Downtime is defined as loss of external connectivity and/or access for all running FATHOM modules combined with Customer’s inability to connect to their FATHOM sites. FATHOM sites that are down for a period of five consecutive minutes or more, will immediately be counted towards Downtime. Intermittent downtime for a period of less than five minutes will not be counted towards Downtime.

2.3	Exclusions. The following events are not included in Downtime:
2.3.1

Scheduled FATHOM Maintenance Windows.  Includes upgrades or repairs to shared infrastructure, such as core routing or switching infrastructure that FATHOM scheduled at least 72 hours in advance and that occurs during off peak hours in the time zone where the data center is located.

2.3.2

Scheduled Customer Maintenance.  Includes maintenance of Customer’s configuration that Customer requests and that FATHOM schedules with Customer in advance (either on a case by case basis, or based on standing instructions), such as hardware or software upgrades.

2.3.3	Emergency Maintenance. Includes critical unforeseen maintenance needed for the security or performance of your configuration or the FATHOM network.
2.3.4	Extraordinary Events. Includes downtime or outages resulting from denial of service attacks, virus attacks, hacking attempts, or any other circumstances that are not within our control.
2.4

Remedy.  If FATHOM does not meet the SLO stated, Customer will be eligible to receive a Service Credit as described below. This SLA states the sole and exclusive remedy for any failure by FATHOM to meet the SLO.

3.0	Software Support and Maintenance

FATHOM shall offer on-going maintenance and support for the provided software-as-a-service for the Term and shall include the following:

3.1

Types of Support.  Support for Customer will be provided by the FATHOM Technical Support Help Desk which utilizes a collaboration support model (non-tiered) which provides the agents the ability to resolve any issues in the most efficient way possible.

3.1.1	The Support Desk can be reached through the FATHOM Support website, via email or by phone depending on the requestor’s preference.
3.1.2	The Support Desk is staffed by live agents from 7 AM to 9 PM Eastern (4 AM to 6 PM Pacific).
3.1.3	Customer will be able to submit tickets 24 hours a day if needed and will be addressed during business hours the following day.
3.2

Response Times.  FATHOM will respond to Customer request for support via support ticket, telephone call, or both depending upon the severity of the situation and consistent with any procedures we have established with Customer for the Customer’s account.  FATHOM will respond to your support requests made via ticket or telephone within the following time frames during normal business hours:

Severity Level	Example	Response Time
Emergency: Site, switch, or server down	You cannot access your server or site from the public Internet.	Within 15 minutes
Urgent: Site or server functioning improperly or at less than optimal performance	Your site or server is accessible but in a reduced state (timeouts or slow response)	Within 1 hour
Standard: Non-critical; site or server is functioning normally, but you require information or assistance on services, wish to schedule maintenance outages, or any other non-immediate tasks	Your site is functioning with acceptable parameters, but you require assistance on the software or have a help desk-type question	Within 4 hours

Response Time applies to the initial contact from FATHOM regarding the request and is not a guarantee for resolution.

3.3

Remedy.  If FATHOM does not meet the Response Time guarantees stated, Customer will be eligible to receive a Service Credit as described below.  This SLA states the sole and exclusive remedy for any failure by FATHOM to meet the Response Time guaranties.

4.0	Service Credit
4.1	Service Credit
4.1.1	Software Service Level Objective. If FATHOM does not meet the SLO, by module for FATHOM Prime, U2You, and/or AMS, Customer will be eligible to receive the Service Credit described below.

Monthly Uptime Percentage	Eligible Service Credit, Percentage of Equivalent Monthly Recurring Fee for SaaS Services for the offending module
99.0% - < 99.7%	10%
95.0% - < 99.0%	25%
< 95.0%	50%

For avoidance of doubt, at no time are the fees associated with managed services, including but not limited to utility billing and customer care services, eligible for Service Credit as described in this SLA.

4.1.2

Support.  If FATHOM does not meet the Response Time guarantees stated above, the Customer will be eligible to receive a Service Credit of 5% of the equivalent monthly recurring fee per event for the affected software module.

For avoidance of doubt, at no time are the fees associated with managed services, including but not limited to utility billing and customer care services, eligible for Service Credit as described in this SLA.

4.2	Limitations on Service Credit
4.2.1

Cumulative Dollar Amount.  Notwithstanding anything to the contrary, the maximum total credit for any calendar month, including all guaranties, shall not exceed 50% of Customer’s equivalent monthly recurring fee for the affected configuration for any given month.  Credits that would be available but for this limitation will not be carried forward to future months.

4.2.2	Application of Service Credit. The service credit may be applied towards additional services (not recurring fees) procured from FATHOM by Customer.
4.2.3

Customer Breach of Agreement.  Customer is not eligible to receive a Service Credit if Customer is in breach of the Agreement (including payment obligations to FATHOM) at the time of the occurrence of the event giving rise to the Service Credit until the breach has been cured.  In addition, Customer is not eligible to receive a Service Credit if the event giving rise to the credit would not have occurred but for Customer’s breach of the Agreement.

4.3	Service Credit Request
4.3.1	Customer must request a Service Credit in writing either via a support ticket or by postal mail no later than seven (7) days following the occurrence of the event giving rise to the Service Credit.
4.3.2	FATHOM will contact Customer within 30 days to approve or reject the claim or to request more information.

F-4